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                                                                    EXHIBIT 10.2

                                 AMENDMENT TO
                           STOCK PURCHASE AGREEMENT

     This Amendment to Stock Purchase Agreement ("Amendment") is made as of this 30th day of January, 1998, by and among Four Media Company, a Delaware corporation ("4MC"), and the persons set forth below who are all the shareholders of Visualize, a California corporation doing business under the fictitious name of POP ("POP") (the "Shareholders" collectively and each a "Shareholder" individually), with reference to the following facts:

     A. 4MC and the Shareholders entered into a Stock Purchase Agreement ("Agreement") as of November 14, 1997.

     B. Pursuant to Section 8.1 of the Agreement, the Closing of the transactions covered by the Agreement were to have occurred not later than January 31, 1998, subject to the ability of 4MC to extend the Closing Date to February 28, 1998 upon delivery of a cashier's check in the amount of Five Hundred Thousand Dollars ($500,000).

     C. 4MC and POP desire to amend the Agreement to defer the Closing Date, to substitute a promissory note in lieu of a cashier's check and otherwise as set forth herein.

     ACCORDINGLY, the parties agree as follows:

     1. Upon execution of this Amendment, in lieu of delivery of a cashier's check in the amount of Five Hundred Thousand Dollars ($500,000), 4MC will deliver to A. Kozlowski and J. Kramer a promissory note in the amount of Five Hundred Thousand Dollars ($500,000) in form and substance as set forth on Exhibit A attached hereto. Payment of such note shall be credited against the Purchase Price.

     2. The Closing of the transactions covered by the Agreement shall occur at 4:00 p.m. on February 2, 1998, at the offices of Greenberg Glusker Fields Claman & Machtinger LLP, 1900 Avenue of the Stars, Suite 2100, Los Angeles, California 90067.

     3. At the Closing, Shareholders shall deliver or cause to be delivered to 4MC each and all of the items set forth at Section 8.2 of the Agreement, except that the items set forth at Section 8.2(c) and 8.2(d) (good standing certificates for Visualize and POP Animation) may be deferred and except that the conditions for delivery of Required Consents set forth in Section 8.2(f) has been satisfied.

     4. 4MC shall deliver or cause to be delivered all of the items set forth in Section 8.3 of the Agreement except that the items set forth in Section 8.3(c) may be deferred and except that the Closing Cash Consideration and the Letter of Credit provided for in Sections 8.3(d) and 8.3(f) respectively may be deferred as hereinafter set forth.

     5. All of the items delivered by Shareholders and by 4MC shall be held by William Niles ("Niles") pending delivery of the Closing Cash Consideration and of the Letter of Credit provided for in Sections 8.3(d) and 8.3(f). Concurrently with the delivery of such Closing Cash Consideration and Letter of Credit, Niles shall release to the respective parties the items to which each such party is entitled pursuant to Sections 8.2 and 8.3.

     6. The parties expressly agree and understand that, notwithstanding the deferral of delivery of the Closing items, 4MC shall have the benefits and burdens of ownership of the common stock of POP from and after February 2, 1998; provided, however, that if the Closing Cash Consideration and the Letter of Credit are not delivered by 4MC to the Shareholders on or before February 28, 1998, Niles is hereby irrevocably instructed by the parties (without regard to subsequent instructions from other than all parties) to return to each party the items deposited by such party and the entire transaction shall be deemed null and void ab initio except that the Shareholders shall be entitled to retain the One Million Dollar ($1,000,000) Deposit and shall be entitled to enforce the above mentioned Five Hundred Thousand Dollars ($500,000) promissory note. It is expressly understood that the Deposit (including the $1 million cash Deposit together with the $500,000 note) are non-refundable and are subject to no further contingencies except for the obligation of the respective Shareholders to deliver the documents provided for in Section 8.2 of the Agreement, as above modified. Notwithstanding the foregoing, 4MC reserves the right to assert the provisions of Section 7.1(v) of the Agreement until the Closing on February 2, 1998.
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     7.  The Agreement requires transfer of capital leases or equipment standing in the name of Ten Moons at POP, a partnership, and of Santa Monica Financial, a partnership, to POP at or before Closing. By their signatures upon this Amendment, the Shareholders, who include all of the partners of Ten Moons at POP and of Santa Monica Financial, except for POP, and POP by its joinder herein, agree that all of such leases or equipment at the Closing shall be deemed sublet to POP upon the same terms and conditions as are set forth in the third party leases with respect to such equipment and agree further, upon the request of POP, to assign such leases to POP. Such partners agree to execute any and all documents and do any and all acts necessary or desirable to effect such subletting and/or transfer. 4MC will use reasonable efforts in connection with such transfer to assist the partnerships in minimizing sales taxes, if any.

     8.  Niles shall have and execute the following rights and duties:

         8.1 Niles shall have no duty hereunder to determine the occurrence or nonoccurrence of any event or the existence of any condition or fact. The parties hereby expressly agree that Niles shall act solely upon the notices or demands presented to him hereunder, and in so doing Niles shall not be liable in any manner to any other party hereto.

         8.2 Niles shall be under no liability to the parties for doing or refraining from doing any act pursuant to the directions of the parties. Niles shall use due care in exercising his obligations and duties hereunder and Niles does not assume, nor shall he be subject to, any liability unless the conduct hereunder constitutes a willful violation of the provisions hereof.

         8.3 If conflicting demands are made upon Niles, or if Niles is unable to determine from the information available to him the manner in which he is to proceed hereunder, Niles may file an interpleader, or other appropriate action in Los Angeles, California, to have the dispute or uncertainty determined by the appropriate court of law, and the parties jointly and severally shall hold Niles harmless and indemnify him against any and all damages, losses, liabilities, expenses or costs incurred (including reasonable attorneys' fees) arising out of or in connection with such interpleader or other action. In the event such interpleader or other action is brought, Niles shall be fully released and discharged from all obligations to further perform any and all duties or obligations imposed on him by this Amendment.

         8.4 The parties jointly and severally agree to pay on demand, as well as to indemnify and hold Niles harmless from and against, all costs, damages, judgments, attorneys' fees, expenses, obligations and liabilities of any kind or nature which, in good faith, Niles may incur or sustain in connection with or arising out of this Agreement.

         8.5 The parties agree that Niles' duty hereunder shall be limited to the safekeeping of the items delivered to him, and for the disposition of the same in accordance with the terms of this Amendment.

     9. Except as expressly set forth herein, the Agreement shall remain in full force and effect. Without limiting the generality of the foregoing, it is expressly agreed and understood that all representations, warranties and indemnities, including but not limited to those relating to reserves for taxes and the financial statements of POP shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

                             "4MC"

                             FOUR MEDIA COMPANY, a Delaware corporation


                             By:  ____________________________________
                                  Robert T. Walston
                                  Chairman and Chief Executive Officer


                             __________________________________________
                             Alan Kozlowski
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                                __________________________________________
                                Sandra Hay


                                __________________________________________
                                Jerry Kramer


                                __________________________________________
                                Rena Kramer


                                __________________________________________
                                Andrew Ungerleider


                                __________________________________________
                                Joan Hay


                                __________________________________________
                                James Fancher
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                                   EXHIBIT A

                            FORM OF PROMISSORY NOTE